                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE



                                                 Thirteen-Weeks Ended
                                          September 29         September 23
                                              1995                 1994

                                          (000's omitted, except per share data)

PRIMARY
Weighted Average Shares Outstanding             9,490               9,222

Net effect of dilutive stock
options-based on the
treasury stock method using
average market price                              413                 410
     Total(1)                                   9,903               9,632

Net income                                $     2,631         $     2,195

Net income per share(1)                   $      0.27         $      0.23

FULLY DILUTED
Weighted Average Shares Outstanding             9,490               9,222

Net effect of dilutive stock
options-based on the treasury
stock method using the greater
of the average market price or
period end market price                           413                 491
     Total(1)                                   9,903               9,713

Net income                                $     2,613         $     2,195

Net income per share(1)                   $      0.27         $      0.23

(1) Adjusted to reflect a two-for-one stock split effective December 5, 1994.

Item 6.  Exhibits and Reports on Form 8-K.
         The following exhibit is included herein:
                 (11) Statement re: computation of earnings per share
         The Company did not file any reports on Form 8-K during the thirteen-week period ended September 29, 1995.